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                              PROSPECTUS SUPPLEMENT
                                       TO
                      THE PROSPECTUS DATED OCTOBER 4, 1999

             PRWW, Ltd. (formerly Premier Research Worldwide, Ltd.)



         The accompanying Prospectus relates to the proposed sale of up to 2,678,000 shares of Common Stock of PRWW, Ltd. (formerly named Premier Research Worldwide, Ltd.) offered for the account of certain of our shareholders. 916,668 shares originally owned by Ira Lubert have been transferred to LLR Equity Partners, L.P., a selling shareholder which may sell these shares pursuant to the Prospectus. Howard D. Ross, a partner of LLR Equity Partners, L.P., is a director of PRWW.






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            The date of this Prospectus Supplement is June 20, 2000.